Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlight” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 29, 2022, and each included in this Post-Effective Amendment No. 254 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 28, 2022, with respect to the financial statements and financial highlights of Multi-Asset Real Return Portfolio (one of the thirty-two portfolios constituting the Morgan Stanley Institutional Fund, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

May 4, 2022